Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Axis Research & Technologies, Inc.

We hereby consent to the use, in this S-1 Registration Statement of Axis Research & Technologies, Inc. on Form S-1, of our report dated July 1, 2015, related to the financial statements of Axis Research Technology, LLC (the “ Company”) as of December 31, 2014 for the year then ended, Our report dated July 1, 2015, related to the financial statements includes an explanatory paragraph relating to the uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the references to us in the Experts section of the Registration Statement.

dbbmckennon

Newport Beach, California

July 24, 2015